Signature Exploration & Production Corp.
5401 S. Kirkman Rd., Suite 310
Orlando, Florida 32819

Attn: Harry Dawson
3251 NW Willow Rd
Medicine Lodge, KS 67104
Fax: 620-886-3380

Reference:	Letter of Intent (“LOI”) for the establishment of a business relationship between Harry Dawson and Signature Exploration & Production Corp.

This LOI is intended only as an expression of the present intention of the parties and, except where specifically indicated, is not to be construed as an agreement between them. Except where specifically indicated, agreement between the parties is subject to the execution and delivery of definitive agreements to be written by the respective attorneys representing them.

Parties:

SXLP:	Signature Exploration & Production Corp. (“SXLP”) is a Delaware incorporated company. SXLP is a reporting company, currently trading on the OTC Bulletin Board.

Harry Dawson:	Harry Dawson (“HD”).

Relationship:
HD owns a portion of and holds oil and gas lease agreements on a certain 2,200 acres in Barber County, KS., known as the Medicine River Ranch. HD desires to develop oil and gas wells on the property known as the Medicine River Ranch. SXLP is engaged in the business of exploration, finance, development, and production of natural resource properties.

Due Diligence:	Each party will perform its own review and analysis of information each such party deems relevant for any relationship.

Expenses:	All respective due diligence costs and out of pocket expenses are the responsibility of each party.

Non Circumvent:
For a period of twenty four (24) months following the signing of this LOI, SXLP agrees not to solicit, negotiate and/or accept any other oil and gas offer or to circumvent or go around HD with respect to the Medicine River Ranch without the written consent of the HD.

Letter of Intent between SXLP & HD
February 24, 2009

Confidentiality:
All parties shall keep this LOI and related documents and the information contained therein and herein in strict confidence, provided, however, that the parties will be permitted to share such information with their respective advisors and make such other disclosures as may be required by applicable law.

Closing Conditions:
The Closing (“Closing”) of any relationship contemplated hereunder is subject to satisfaction of customary closing conditions, including, each party’s due diligence requirements, execution of a satisfactory agreement and any other regulatory registration and compliance in connection with the relationship.

Term of letter of Intent:	This LOI will expire on June 30, 2009 or upon execution of definitive agreements establishing a business relationship.

Nonbinding Agreement:
Except as set forth under the paragraph entitled “Confidentiality” the provisions of which shall be binding, the terms and conditions set forth in this LOI are not intended to and do not constitute a binding or legally enforceable agreement. This LOI shall be governed and construed in accordance with the laws of the state of Florida, without regard to conflicts of law principals.

IN WITNESS WHEREOF, this LOI has been executed by the parties hereto on February 24, 2009.

Signature Exploration & Production		Harry Dawson

By:	/s/ Steven Weldon	By:	/s/Harry Dawson
Name: Steven Weldon		Name: Harry Dawson
Title: Chief Financial Officer		Title: Owner